Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-193385 on Form S-3 and Registration Statement Nos. 333-163015, 333-163017, 333-86618, 333-184698, and 333-198402 on Form S-8, of our report dated February 19, 2016, relating to the consolidated financial statements and financial statement schedule of Amphenol Corporation and subsidiaries (the “Company”), and the effectiveness of Amphenol’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut
February 19, 2016